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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MAXTOR CORPORATION

        Maxtor Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

        1. The name of the corporation is Maxtor Corporation. The corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 24, 1986.

        2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        3. The text of the Certificate of Incorporation of this corporation is hereby restated and further amended to read in its entirety as follows:

        FIRST: The name of the corporation is Maxtor Corporation (hereinafter sometimes referred to as the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:

        A. The total number of shares of all classes of stock which the Corporation shall have authority to issue two hundred five million (205,000,000), consisting of:

               (1) ninety-five million (95,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"), all of which shall be designated "Series A Preferred Stock;" and

               (2) one hundred ten million (110,000,000) shares of common stock, par value one cent ($.01) per share.

        B. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

               (1) Dividends. (i) The holders of shares of Series A Preferred Stock shall be entitled, when and as declared by the Board of Directors, to dividends out of funds legally


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available therefor at a rate of $0.40 per share, per annum (as adjusted to reflect stock splits, stock dividends, recapitalizations and the like), prior to the declaration, setting aside or payment of any dividend to the holders of the corporation's Common Stock. No dividend shall be declared or set apart for payment with respect to the Common Stock in any year, unless there shall have been declared and paid (or set apart for payment) the full preferential dividend set forth above with respect to the Series A Preferred Stock during such year. Dividends shall not be cumulative and no undeclared or unpaid dividend shall bear interest.

               (2) Preference on Liquidation.

                      (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation available for distribution to shareholders shall be distributed as follows:

                           (a) First, the holders of Series A Preferred Stock
shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock, by reason of their ownership thereof an amount per share equal to $6.70 for each outstanding share of Series A Preferred Stock, subject to adjustment for stock splits, stock dividends, recapitalizations and the like, plus any declared but unpaid dividends on such share.

                               If upon the occurrence of any liquidation,
dissolution or winding up of the Corporation the assets and funds available for distribution among the holders of the Series A Preferred Stock pursuant to this subsection (a) shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate liquidation preference to which such holders would be entitled under this subsection (a) if the full aforesaid preferential amount were available for distribution.

                           (b) After payment has been made to the holders of the
Preferred Stock of the full preferential amounts to which they shall be entitled, if any, as described in subsection (i) above, the holders of the Common Stock and Preferred Stock shall be entitled to share ratably in all remaining assets to be distributed, based upon the number of shares of Common Stock then held, with each share of Preferred Stock treated as the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

                      (ii) The merger or consolidation of the Corporation into or with another corporation in which the shareholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Paragraph 2.

                      (iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the

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Board of Directors approves such action, or twenty (20) days prior to any shareholders' meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

                      (iv) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten
(10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series A Preferred Stock, each series consenting as a class.

                      (v) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock (it being understood that with respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation's outstanding Series A Preferred Stock voting together as a single class). The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser's valuation.

               (3) Voting Rights. Except as otherwise required by law, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes for the Series A Preferred Stock held by him as shall be equal to the whole number of shares of Common Stock into which all of such shares of Series A Preferred Stock could be converted immediately after the close of business on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the By-laws of the Corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote.

               (4) Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows:

                      (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $6.70 by the appropriate

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Conversion Price for the Series A Preferred Stock determined as hereinafter provided in effect at the time of the conversion. The Conversion Price per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series A Preferred Stock shall be $6.70 for the Series A Preferred Stock subject to adjustment as provided herein.

                      (ii) Each share of Series A Preferred Stock shall be converted into Common Stock automatically in the manner provided herein upon the earlier to occur of (i) the time the consent of at least a majority of the outstanding Series A Preferred Stock to such conversion is obtained, or (ii) the closing of the sale of the Corporation's securities pursuant to a firm commitment, underwritten public offering.

                      (iii) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional shares as determined by the Board of Directors of the Corporation. Such conversion shall be deemed to have been made as of the date of such surrender of the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

                      (iv) In case the Corporation shall at any time (A) subdivide the outstanding Common Stock, or (B) issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments in the Conversion Price of each series of Preferred Stock). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments in the Conversion Price of each series of the Preferred Stock). All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                      (v) In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, the Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon

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conversion of the shares of Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

        SIXTH:

        A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1994 annual meeting of stockholders, the term of office of the second class to expire at the 1995 annual meeting of stockholders and the term of office of the third class to expire at the 1996 annual meeting of stockholders, provided that the term of office of directors in office on the date of filing of this Amended and Restated Certificate of Incorporation is unaffected by the filing of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

        B. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        C. Any or all of the Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of all the outstanding shares of Common Stock and all outstanding shares of Preferred Stock, voting together as a single class.


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        SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. Any adoption, amendment or repeal of By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation.

        EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


        IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary this 30th day of May, 1996.


                                         /s/ C.S. Park
                                         ---------------------------------------


                                         C.S. Park
                                         President and Chief Executive Officer



Attest:

/s/ G.H. Stevens
---------------------------
Glenn H. Stevens, Secretary

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